UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NEW CENTURY BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 30, 2007

NOTICE is hereby given that the Annual Meeting of Shareholders of New Century Bancorp, Inc. (the “Corporation”) will be held as follows:

Place:	New Century Bank
700 West Cumberland Street
Dunn, North Carolina

Date:	May 30, 2007

Time:	10:00 a.m.

The purposes of the meeting are:

1.	To elect three members of the Board of Directors for terms of three years.

2.	To ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent registered public accounting firm for 2007.

3.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

	By	Order of the Board of Directors

/s/ William L. Hedgepeth, II
William L. Hedgepeth, II
President and Chief Executive Officer

April 30, 2007

NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

PROXY STATEMENT

Mailing Date: On or about April 30, 2007

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 30, 2007

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of New Century Bancorp, Inc. (the “Corporation”) for the Annual Meeting of Shareholders of the Corporation to be held at the main office of New Century Bank, 700 West Cumberland Street, Dunn, North Carolina, at 10:00 a.m. on May 30, 2007, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are J. Gary Ciccone, Oscar N. Harris and C. L. Tart, Jr. Shares represented by each appointment of proxy which is properly executed and returned, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the three nominees for director named in Proposal 1 below and FOR Proposal 2. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Brenda B. Bonner, Secretary of the Corporation, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Corporation will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by officers, directors and employees of the Corporation and its subsidiary banks without additional compensation. The Corporation will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Corporation’s common stock.

Record Date

The close of business on April 27, 2007 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Corporation are the shares of its common stock, par value $1.00 per share, of which 10,000,000 shares are authorized and 6,541,177 shares were outstanding on April 27, 2007. There were approximately 1,500 record shareholders of the Corporation’s common stock on this date.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of common stock of the Corporation issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the three directors receiving the greatest number of votes shall be elected.

In the case of Proposal 2 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker nonvotes will have no effect.

Authorization to Vote on Adjournment and Other Matters

By signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions that may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Corporation believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies to establish a quorum or to provide additional information to shareholders. However, proxies voted against any of the Proposals will not be used to adjourn the Annual Meeting. The Corporation does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of April 27, 2007, no shareholder known to management owned more than 5% of the Corporation’s common stock.

As of April 27, 2007 the beneficial ownership of the Corporation’s common stock, by directors and named executive officers individually, and by directors and named executive officers as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)	PERCENT OF CLASS (3)
Lisa F. Campbell Lillington, NC	13,179	0.20

J. Gary Ciccone(4) Fayetteville, NC	89,903	1.37

B. Darrell Fowler(5) Dunn, NC	36,570	0.56

T. C. Godwin, Jr.(6) Dunn, NC	46,413	0.71

Oscar N. Harris(7) Dunn, NC	233,018	3.55

Gerald W. Hayes Dunn, NC	89,865	1.37

William L. Hedgepeth, II Fayetteville, NC	21,600	0.33

John McCauley Fayetteville, NC	35,414	0.54

Carlie C. McLamb(8) Dunn, NC	188,579	2.88

Anthony Rand(9) Fayetteville, NC	71,312	1.09

John Q. Shaw, Jr.(10)(11) Harrells, NC	79,342	1.20

Peter J. Siemion Dunn, NC	2,640	0.04

C. L. Tart, Jr. (12) Dunn, NC	126,290	1.93

All Directors and Executive Officers as a group (13 persons)	1,034,125	15.27

(1)	Except as otherwise noted, to the best knowledge of the Corporation’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Harris –106,094 shares; Mr. McLamb – 84,849 shares; Mr. Shaw – 569 shares; and Mr. Tart – 24,831 shares.
(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Corporation: Ms. Campbell – 13,650 shares; Mr. Ciccone – 12,071 shares; Mr. Godwin – 14,346 shares; Mr. Harris – 14,346 shares; Mr. Hayes – 14,346 shares; Mr. Hedgepeth – 21,420 shares; Mr. McCauley – 2,839 shares; Mr. McLamb – 14,346 shares; Mr. Rand – 13,992 shares; Mr. Shaw – 57,057 shares; Mr. Siemion – 2,640 shares; and Mr. Tart – 14,346 shares and for all directors and executive officers as a group – 232,142 shares.

(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 6,541,177 shares of common stock outstanding as of April 27, 2007, and (ii) options to purchase shares of common stock which are exercisable within 60 days of April 27, 2007.
(4)	Includes 3,672 shares owned by Mr. Ciccone’s spouse.
(5)	Mr. Fowler resigned from the Company effective April 11, 2007.
(6)	Includes 1,196 shares owned by Mr. Godwin’s spouse.
(7)	Includes 38,089 shares owned by Mr. Harris’ business and 2,395 shares owned by Mr. Harris’ spouse.
(8)	Includes 59,894 shares owned by Mr. McLamb’s business.
(9)	Includes 8,798 shares owned by Senator Rand’s spouse.
(10)	Includes 93 shares owned by Mr. Shaw’s spouse.
(11)	Includes 8,000 shares pledged as collateral.
(12)	Includes 76,785 shares owned by Mr. Tart’s business and 8,048 shares owned by Mr. Tart’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Corporation are required by federal law to file reports with the Securities and Exchange Commission (the “SEC”) regarding the amount of, and changes in, their beneficial ownership of the Corporation’s common stock. Based upon a review of copies of reports received by the Corporation, all required reports of directors and executive officers of the Corporation during 2006 were filed on a timely basis, with the exception of a Form 4 of J. Gary Ciccone filed on July 3, 2006 after the filing deadline.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Corporation at nine and recommends that shareholders vote for each of the directors listed below for terms of three years:

Name and Age	Position(s) Held	Director Since	Principal Occupation and Business Experience During the Past 5 Years
J. Gary Ciccone (60)	Director	2003	Real estate developer; Owner, Nimocks, Ciccone & Townsend, Inc. (commercial real estate brokerage).

Carlie C. McLamb (70)	Director	1999*	President, Carlie C’s IGA and Carlie C’s Operation, 1962-Present (grocery stores).

C. L. Tart, Jr. (72)	Chairman of the Board	1999*	President, Tart & Tart, Inc., 1969-Present (holding company).

*	Includes prior service as a director of New Century Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR FOR A TERM OF THREE YEARS.

Incumbent Directors

The Corporation’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table.

Name and Age	Position(s) Held	Director Since	Principal Occupation and Business Experience During the Past 5 Years
T. C. Godwin, Jr. (66)	Director	1999*	President, T-Mart Food Stores, Inc., 1970-Present (convenience stores).

Oscar N. Harris (67)	Director	1999*	Senior Partner-President, Oscar N. Harris & Assoc. P.A., (CPA’s) 1979-Present; former North Carolina State Senator.

Gerald W. Hayes (63)	Director	1999*	Attorney and President, Hayes, Williams, Turner & Daughtry, P.A., 1969-Present (law firm).

John McCauley (39)	Director	2003	Chief Executive Officer, Highland Paving Co, LLC; General Manager, McCauley-McDonald Investments, Inc.; General Manager, AOM Investments, LLC.

Anthony Rand (67)	Director	2003	Majority Leader, North Carolina State Senate; Consultant, Sonorex, Inc.; President, Rand & Gregory, P.A (law firm).

John Q. Shaw, Jr. (65)	Director	1999*	Retired; Formerly, President and Chief Executive Officer, New Century Bank, 1999-2007; President and Chief Executive Officer, New Century Bancorp, Inc., 2003-2007; Senior Vice President and Commercial City Executive for BB&T, 1997-1999; Senior Vice President and Regional Executive for Harnett and Lee Counties for United Carolina Bank, 1972-1997.

*	Includes prior service as a director of New Century Bank.

Director Independence

With the exception of Mr. Shaw, each member of the Corporation’s Board of Directors is “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination the Board considered certain insider transactions with directors for the provision of goods or services to the Corporation and its subsidiary banks. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party. Specific transactions considered by the Board of Directors included certain legal services rendered to New Century Bank by Hayes, Williams, Turner & Daughtry, P.A., Attorneys at Law, a related interest of Gerald W. Hayes.

Director Relationships

With the exception of Senator Rand, who is a director of Law Enforcement Associates Corporation, no director of the Corporation is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships among directors, nominees or executive officers of the Corporation.

Meetings and Committees of the Board of Directors

The Corporation’s Board of Directors held seven meetings during 2006. Each director attended 75% or more of all board meetings and the meetings of any committee(s) of which he was a member. It is the policy of the Corporation that directors attend each annual meeting of shareholders. Seven of the nine members of the Corporation’s Board of Directors attended the 2006 Annual Meeting of Shareholders.

The Corporation’s Board has several standing committees including an Audit/Compliance Committee, a Nominating Committee and a Compensation Committee.

Audit/Compliance Committee. The members of the Audit/Compliance Committee are T.C. Godwin, Oscar N. Harris and John McCauley. The members of the committee are “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934. The Audit/Compliance Committee met eight times during 2006. The Board of Directors has adopted a written Audit Committee Charter, which is available under the Corporate Governance link in the Investor Relations section of our website, www.newcenturybanknc.com. The report of the Audit Committee is included on page 21 of this proxy statement.

Each of the Audit/Compliance Committee members is “independent” and “financially literate” as defined by NASDAQ listing standards and applicable SEC rules and regulations. The Board of Directors has determined that Oscar N. Harris, a member of the Audit/Compliance Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Nominating Committee. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; and (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled.

The members of the Nominating Committee are J. Gary Ciccone, Gerald W. Hayes and Carlie C. McLamb, each of whom is “independent” as defined by NASDAQ listing standards and applicable SEC rules and regulations. The Bylaws of the Corporation state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Corporation’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Corporation if elected. The Bylaws of the Corporation require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Corporation’s market area. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal written charter which is reviewed annually for adequacy and which is available under the Corporate Governance link in the Investor Relations section of our website, www.newcenturybanknc.com.

Compensation Committee. The members of the Compensation Committee are J. Gary Ciccone, T.C. Godwin, Oscar N. Harris, Carlie C. McLamb and C.L. Tart. The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Corporation’s executive officers. The Compensation Committee met four times in 2006. The Committee approves the compensation of the President and Chief Executive Officer and “reporting officers” to the President including the Chief Financial Officer, Chief Credit Officer, and Chief Operations Officer. The salary of each of such “reporting officers” is determined based upon the recommendation by the President and Chief Executive Officer and such officer’s experience, managerial effectiveness, contribution to the Corporation’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Corporation’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Corporation’s market area and appropriate state and national salary data. The Committee is not bound by recommendations made by the President and Chief Executive Officer. Furthermore, the President and Chief Executive Officer does not have any input into his own compensation. The Compensation Committee engages third party compensation consultants on occasion to assist in determining executive pay or additional benefits, but does not delegate its duties. The Board of Directors has adopted a written Compensation Committee Charter, which is available under the Corporate Governance link in the Investor Relations section of the Corporation’s website, www.newcenturybanknc.com. The report of the Compensation Committee follows on page 19 of this proxy statement.

Indebtedness of and Transactions with Management

The Corporation’s bank subsidiaries, New Century Bank and New Century Bank South have had, and expect to have in the future, banking and other transactions in the ordinary course of business with certain of their current directors, nominees for director, executive officers and associates. All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with unaffiliated persons, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by New Century Bank or New Century Bank South to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the banks’ lending matters. To the best knowledge of the management of the Corporation and the banks, Regulation O has been complied with in its entirety.

Director Compensation

Board Fees. Each director receives a fee of $500 for each meeting of the Corporation’s Board of Directors attended. Members of all other committees of the Board of Directors receive $75 for each committee meeting attended, up to a maximum of $150 per month.

In addition, the Corporation has instituted a Directors’ Deferral Plan whereby individual directors may elect annually to defer receipt of all or a designated portion of their fees for the coming year. Amounts so deferred are used to purchase shares of the Corporation’s common stock by the administrator of the Deferral Plan, with such deferred compensation disbursed in the future as specified by the director at the time of his or her deferral election.

2000 Nonstatutory Stock Option Plan. The shareholders of New Century Bank ratified the 2000 Nonstatutory Stock Option Plan at the 2000 Annual Meeting. In connection with the reorganization of New Century Bank into the holding company form of organization, which resulted in the creation of the Corporation in 2003, the 2000 Nonstatutory Option Plan was adopted by the Corporation and options under that plan were converted into options to purchase shares of the Corporation’s common stock. At the 2004 Annual Meeting, the shareholders of the Corporation approved an amendment to the 2000 Nonstatutory Stock Option Plan that increased the number of shares of the Corporation’s common stock available for issuance under the Plan. Under the terms of the Plan, options on a total of 478,668 shares (as adjusted for stock dividends) of the Corporation’s common stock are currently available for issuance to members of the Corporation’s Board of Directors and the board of any subsidiary of the Corporation.

The following table presents a summary of all compensation paid by the Corporation to its directors for their service as such during the year ended December 31, 2006.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total

J. Gary Ciccone	$12,375	—	—	—	$12,375

T.C. Godwin, Jr.	4,550	—	—	—	4,550

Oscar N. Harris	8,025	—	—	—	8,025

Gerald W. Hayes	5,575	—	—	—	5,575

John McCauley	7,675	—	—	—	7,675

Carlie C. McLamb	8,800	—	—	—	8,800

Anthony Rand	4,600	—	—	—	4,600

John Q. Shaw, Jr. (1)	11,400	—	—	—	11,400

C. L. Tart, Jr.	14,900	—	—	—	14,900

(1)	Compensation paid to Mr. Shaw in connection with his service as President and Chief Executive Officer of the Corporation is presented in the Summary Compensation Table presented on page 10.

Executive Officers

The following table sets forth certain information regarding the Corporation’s executive officers.

NAME	AGE	POSITION	BUSINESS EXPERIENCE
William L. Hedgepeth, II	45	President and Chief Executive Officer of the Corporation; President and Chief Executive Officer of New Century Bank and New Century Bank South	Executive Vice President and Chief Operating Officer, New Century Bancorp, Inc. and New Century Bank; President and Chief Executive Officer, New Century Bank South, 2004-Present; Senior Vice President and Area Executive for First South Bank, Fayetteville, NC, 2001-2004.

NAME	AGE	POSITION	BUSINESS EXPERIENCE
Lisa F. Campbell	39	Executive Vice President and Chief Financial Officer of the Corporation, New Century Bank and New Century Bank South	Executive Vice President and Chief Financial Officer, New Century Bancorp, Inc., New Century Bank and New Century Bank South, 2000-Present; Senior Vice President and Controller, Triangle Bancorp, Inc., Raleigh, NC, 1997-2000; Assurance Senior Manager, KPMG LLP, Raleigh, NC, 1993-1997.

Joan I. Patterson	60	Executive Vice President and Chief Operations Officer of the Corporation, New Century Bank and New Century Bank South	Executive Vice President and Chief Operations Officer, New Century Bancorp, Inc., New Century Bank and New Century Bank South, 2000-Present; Branch Manager, BB&T (previously UCB), Dunn, NC, 1973-2000.

Peter J. Siemion	40	Executive Vice President and Chief Credit Officer of the Corporation, New Century Bank and New Century Bank South	Executive Vice President and Chief Credit Officer of New Century Bancorp, Inc., New Century Bank and New Century Bank South, 2003-Present; Senior Vice President and Commercial Credit Administrator, First South Bank, 2001-2003; Vice President and Credit Administrator Officer, Capital Bank, 1999-2001.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows all cash and non-cash compensation paid to or received or deferred by William L Hedgepeth, II, Lisa F. Campbell, Peter J. Siemion, John Q. Shaw, Jr. and B. Darrell Fowler (the “Named Executive Officers”) for services rendered in all capacities during the fiscal year ended December 31, 2006. Compensation paid to the Named Executive Officers consisted of cash salary, non-equity incentive plan compensation paid in cash, equity compensation in the form of incentive stock option awards, 401(k) matching contributions, insurance premiums paid on behalf of each of the Named Executive Officers and certain perquisites. The table below summarizes the dollar amounts of each element of compensation and for incentive stock options, the expense recognized by the Corporation pursuant to Statement of Financial Accounting Standards No. 123, as revised.

None of the Named Executive Officers received perquisites in an aggregate amount exceeding $10,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation(2)	Total
William L. Hedgepeth, II President and Chief Executive Officer	2006	$160,000	—	$28,961	$50,000	—	$15,733	$254,694

Lisa F. Campbell Executive Vice President and Chief Financial Officer	2006	120,000	—	3,834	34,000	—	13,114	170,948

Peter J. Siemion Executive Vice President and Chief Credit Officer	2006	110,000	—	4,879	30,000	—	3,533	148,412

John Q. Shaw, Jr.(3) Retired President and Chief Executive Officer	2006	210,000	—	5,368	70,000	$27,563	23,579	336,510

B. Darrell Fowler(4) Former Executive Vice President and Branch Administrator	2006	132,000	—	3,834	36,000	—	13,954	185,788

(1)	Calculated in accordance with FAS 123R.
(2)	Includes 401(k) contributions and the dollar value of insurance premiums paid on behalf of the named officers for group term life, health, dental and disability insurance. Total perquisites did not exceed $10,000 for any of the Named Executive Officers.
(3)	Mr. Shaw retired as President and Chief Executive Officer of the Corporation effective April 6, 2007.
(4)	Mr. Fowler resigned from the Corporation effective April 11, 2007.

2000 Incentive Stock Option Plan. At the 2000 Annual Meeting, the shareholders approved the adoption of the New Century Bank 2000 Incentive Stock Option Plan. The 2000 Incentive Stock Option Plan was adopted by the Board of Directors of the Corporation in connection with the Corporation’s formation as the bank holding company for New Century Bank and New Century Bank South. Upon adoption of the 2000 Incentive Stock Option Plan by the Corporation, all outstanding options to purchase shares of New Century Bank were converted into options to purchase shares of the Corporation’s common stock. At the 2004 Annual Meeting, the shareholders approved an amendment to the 2000 Incentive Stock Option Plan that increased the number of shares of the Corporation’s common stock available for issuance under the Plan. The 2000 Incentive Stock Option Plan currently provides for the issuance of up to 357,268 shares of the Corporation’s common stock upon the exercise of stock options.

2004 Incentive Stock Option Plan. At the 2004 Annual Meeting, the shareholders approved the adoption of the New Century Bancorp, Inc. 2004 Incentive Stock Option Plan. The 2004 Incentive Stock Option Plan currently provides for the issuance of up to 111,707 shares of the Corporation’s common stock to officers and employees of the Corporation and its subsidiaries upon the exercise of stock options.

The following table sets forth information regarding options to purchase shares of the Corporation’s Common Stock that were granted to executive management of the Corporation during the fiscal year ended December 31, 2006. The table also reflects the estimated non-equity incentive plan compensation that would be payable to the Named Executive Officers in the event that minimum, targeted and maximum incentive goals under the Corporation’s Non-Equity Incentive Plan are achieved.

GRANTS OF PLAN BASED AWARDS

Estimated Future Payouts Under Non-

Equity Incentive Plan Awards

Name	Grant Date	Threshold	Target	Maximum	All other Stock Awards; Number of Shares of Stock or Units	All other Option Awards; Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards(1)
William L. Hedgepeth, II	Jan. 2, 2006 Aug. 3, 2006	$46,500 —	— —	$62,000 —	— —	— 11,000	$	— 16.22

Lisa F. Campbell	Jan. 2, 2006 Aug. 3, 2006	31,500 —	— —	42,000 —	— —	— 5,000		— 16.22

Peter J. Siemion	Jan. 2, 2006 Aug. 3, 2006	26,250 —	— —	35,000 —	— —	— 4,000		— 16.22

John Q. Shaw, Jr.	Jan. 2, 2006 Aug. 3, 2006	66,750 —	— —	89,000 —	— —	— 7,000		— 16.22

B. Darrell Fowler	Jan. 2, 2006 Aug. 3, 2006	31,500 —	— —	42,000 —	— —	— 5,000		— 16.22

(1)	Adjusted for effect of a 6-for-5 stock split effected in the form of a 20% stock dividend.

The following table sets forth information regarding vested and unvested incentive stock options outstanding as of December 31, 2006. All of the Corporation’s outstanding stock options have been granted at 100% of fair market value on the date of grant. The number of shares underlying the stock options, and the exercise prices associated with each option grant, have been adjusted for a six-for-five stock split in the form of a 20% stock dividend in December 2006, a three-for-two stock split in July 2005 and three separate eleven-for-ten stock splits in the form of 10% stock dividends in June 2004, September 2003 and May 2002, respectively. The Corporation has not adopted any plan providing for the grant of restricted stock or long-term compensation units to employees and, accordingly, there is no information reported in the four columns on the right hand side of the following table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Options Unexerciseable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
William L. Hedgepeth, II	-0- 1,800 19,620	13,200 3,599 9,899	— — —	$16.22 10.69 7.07	Aug. 3, 2016 Jan. 19, 2015 June 9, 2014	— — —	— — —	— — —	— — —
Lisa F. Campbell	-0- 11,979	6,000 -0-	— —	16.22 4.59	Aug. 3, 2016 July 25, 2010	— —	— —	— —	— —

Peter J. Siemion	-0- 2,640	4,800 1,319	— —	16.22 7.07	Aug. 3, 2016 Mar. 10, 2014	— —	— —	— —	— —

John Q. Shaw, Jr.	-0- 57,057	8,400 -0-	— —	16.22 4.59	Aug. 3, 2016 July 25, 2010	— —	— —	— —	— —

B. Darrell Fowler	-0- 36,000	6,000 -0-	— —	16.22 4.59	Aug. 3, 2016 July 25, 2010	— —	— —	— —	— —

Messrs. Hedgepeth and Shaw were the only two Named Executive Officers that exercised stock options during the fiscal year ended December 31, 2006. Mr. Hedgepeth exercised stock options covering 150 shares of common stock on February 21, 2006 at an exercise price of $8.48 per share. Mr. Shaw exercised stock options covering 15,000 shares of the Company’s common stock on February 13, 2006 at an exercise price of $5.51 per share. The following table summarizes this information in a tabular format.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
William L. Hedgepeth, II	150	$1,359	—	—

Lisa F. Campbell	—	—	—	—

Peter J. Siemion	—	—	—	—

John Q. Shaw, Jr.	15,000	187,350	—	—

B. Darrell Fowler	—	—	—	—

Employment Agreements. New Century Bank South has entered into an employment agreement with William L. Hedgepeth, II and New Century Bank has entered into an employment agreement with Lisa F. Campbell. Each of the employment agreements provides for an initial term of three years. The term of Mr. Hedgepeth’s contract extended for an additional three-year period on March 1, 2007 and will extend for an additional three-year period on March 1, 2010, unless written notice of termination is received prior to such renewal. The term of Ms. Campbell’s employment agreement automatically extends for an additional year on each anniversary of the effective date, unless written notice of termination is received prior to renewal. Each of the officers’ employment agreements also entitles them to certain fringe benefits normally associated with individuals serving in their capacities with a community bank. Each officer’s employment agreement provides that if a “termination event” occurs within 24 months of a “change in control,” such officer will be entitled to terminate the employment agreement and receive a lump sum payment equal to 200% of “base amount” in the case of Mr. Hedgepeth’s employment agreement and 150% of such officer’s “base amount” of compensation in the case of Ms. Campbell’s employment agreement.

For purposes of the employment agreements, a “change in control” will occur if (i) any individual or entity directly or indirectly acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of the applicable bank, or acquires control of, in any manner, the election of a majority of directors of the applicable bank; (ii) the applicable bank merges with or into another corporation;

association, or entity or is otherwise reorganized, where the bank is not the surviving corporation; or (iii) all or substantially all of the assets of the bank are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity or group.

A “termination event” will be deemed to have occurred if (i) the executive is assigned duties and/or responsibilities that are inconsistent with his or her position, duties, or status at the time of the change in control or with his reporting responsibilities or titles with the Corporation in effect at the time of the change in control; (ii) the executive’s annual base salary is reduced below the amount in effect as of the change in control; (iii) the executive’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation to the executive as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or (iv) the executive is transferred to a location outside Fayetteville, North Carolina in the case of Mr. Hedgepeth or Dunn, North Carolina in the case of Ms. Campbell, without the executive’s express written consent.

New Century Bank entered into an employment agreement, originally dated May 24, 2000, with John Q. Shaw, Jr. to serve as its President and Chief Executive Officer. As of the date of Mr. Shaw’s retirement, the term of the employment agreement extended through September 1, 2008. Mr. Shaw is entitled to receive his current annual base salary of $210,000 through the remaining term of the agreement and is also entitled to receive certain benefits during the remaining term of the contract, including use of a Company vehicle and insurance benefits.

New Century Bank was formerly party to an employment agreement with B. Darrell Fowler, however, such agreement was terminated upon Mr. Fowler’s resignation effective April 11, 2007.

401(k) Plan. The Corporation has adopted a tax-qualified savings plan for employees. The 401(k) Plan covers all employees beginning the first day of their first full month of service. Employees may contribute up to 15% of their compensation, subject to the maximum allowed by law. During 2005, the Corporation contributed 50% of up to 6% of compensation contributed by participants. On October 12, 2005, the Compensation Committee approved an increase in the Corporation’s matching contribution to 100% of up to 6% of compensation contributed by participants beginning on January 1, 2006. Matching contributions vest at a rate of 25% per year following the participant’s first year of service.

Executive Supplemental Retirement Plan. New Century Bank entered into an Executive Supplemental Retirement Plan Agreement with John Q. Shaw, Jr. on March 11, 2004. Agreements such as the Executive Supplemental Retirement Plan Agreement have become increasingly common in the banking industry. The reason is that caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits to 30% to 50% of final pay. In contrast, other bank staff are unaffected or are less severely affected by those caps and they can therefore end their working careers with retirement benefits at 70% to 90% of final pay. Arrangements such as the Executive Supplemental Retirement Plan Agreement can remedy the shortfall in executive retirement compensation and deliver retirement benefits commensurate with bank executives’ final pay. The Executive Supplemental Retirement Plan Agreement is unfunded, but required the Bank to accrue for the benefits to be paid to Mr. Shaw upon attainment of age 67 and continuing through age 79. To offset the accruals, the Bank purchased life insurance policies on four of its executive officers and has entered into Life Insurance Endorsement Method Split Dollar Plan Agreements with each such executive. The death benefits of these bank owned life insurance policies are designed to pay the Bank for the cost of the premiums and accruals for the retirement payments. These one-time premium payments aggregated $2.1 million.

The following table presents information regarding the Executive Supplemental Retirement Plan Agreement.

PENSION BENEFITS

Name	Plan Name	No. of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
John Q. Shaw, Jr.	Supplemental Retirement	7	$421,466	-0-

New Century Bank has entered into an Endorsement Split-Dollar Agreement (the “Split-Dollar Agreement”) with John Q. Shaw, Jr. Under the terms of the Split-Dollar Agreement, the Bank paid the premium on a life insurance policy on Mr. Shaw’s life and the proceeds from such policy are divided between the bank and Mr. Shaw, with Mr. Shaw’s named beneficiary entitled to 100% of the net amount at risk under such insurance policy less $500,000. The economic benefit is calculated based on the current term rate (equal to the minimum amount required to be imputed under applicable IRS guidelines) for Mr. Shaw’s age multiplied by the aggregate death benefit payable to the executive’s beneficiary under the terms of the life insurance policy. As of December 31, 2006, the survivor’s benefit under this policy was $628,077.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis is intended to assist in understanding the factors underlying the Corporation’s compensation policies for executive officers.

A.	What are the objectives of the Corporation’s compensation programs?

The Corporation’s compensation programs and the objectives are as follows:

•	To attract an employee population that understands and supports the mission, vision and values of the Corporation.

•	To provide all employees competitive compensation to sustain their families.

•

To retain personnel, because the company’s personnel costs comprise one of the most significant costs of operations and maintaining a high retention rate among qualified and productive employees is one of the most efficient utilizations of the company’s financial resources.

•	To reward all employees above and beyond their base salaries when the Corporation’s performance and profitability exceed established annual targets.

•	To encourage personal feelings of “ownership” in the Corporation and to align the interests of executive management and all employees with those of the Corporation’s shareholders.

B.	What are the compensation programs designed to reward?

The compensation programs are designed to reward dedicated and conscientious employment with the Corporation or its subsidiaries, loyalty in terms of continued employment, attainment of job related goals and overall profitability of the Corporation.

C.	What elements of compensation are utilized by the Corporation?

The Corporation utilizes the following elements of compensation:

•	Base salary

•	Non-equity incentive plan

•	Equity awards in the form of stock options

•	Employment agreements including change in control provisions

•	Retirement (401(k)) and Supplemental Executive Retirement Plan providing for salary continuation

•	Other benefits including car allowances, insurance benefits, club dues and travel allowances.

D.	Why does the Corporation choose to pay each of these elements of compensation?

Base salary compensation is paid because it is a traditional and well-proven tool to attract and retain executive officers, especially in the financial services sector. Base salaries are the form of compensation best suited to permit employees to support their families and pay the expenses associated with day-to-day life. Payment of compensation in the form of base salary also allows the company to accurately budget for this element of compensation expense. The Corporation believes that base salaries temper incentive compensation by providing a major element of compensation that is not tied to the Corporation’s financial performance, thereby encouraging management to continue to operate the company in a safe and sound manner even when incentive goals may prove unattainable. The Corporation believes that it would not be equitable, practical or prudent to pay 100% of executive compensation or any other employee’s in the form of incentive compensation.

Non-equity incentive plan compensation is included as an element of overall compensation in order to reward employees above and beyond their base salaries when the Corporation’s performance and profitability exceed established annual targets. The inclusion of non-equity incentive compensation encourages management to be more creative, diligent and exhaustive in managing the Corporation to achieve specified financial goals.

The Corporation chooses to include equity awards in the form of incentive stock options because equity based awards are the element of compensation that is most effective in aligning the pecuniary interests of management with those of shareholders and because incentive stock options are a traditional and well-proven element of compensation among community banks and bank holding companies.

The Corporation utilizes incentive stock options as opposed to other forms of equity-based compensation, such as restricted stock, because the company has not adopted any plans that provide for the granting of any form of equity-based compensation other than stock options. This is due to the fact that New Century Bank was organized in 2000 as a North Carolina chartered commercial bank and, pursuant to North Carolina banking law, only equity based option plans are permitted. As a result, North Carolina chartered commercial banks cannot offer restricted stock to employees and typically adopt incentive stock option plans to provide for equity-based compensation to management. Upon the formation of New Century Bancorp, Inc and the reorganization of New Century Bank into the holding company form of organization, the stock option plans of the bank were adopted as those of New Century Bancorp, Inc. The Corporation has found incentive stock options to be an effective means of closely aligning the interests of management with those of the shareholders and accordingly, the company has not taken any steps to adopt additional equity based compensation plans providing for the award of other forms of equity based awards, although other forms of equity compensation, such as restricted stock, may be evaluated by the Compensation Committee from time to time.

The Corporation believes that incentive stock options that include a vesting schedule and which lapse prior to the specified option termination date in the event of a separation from service are a very effective tool in promoting retention of executive management.

The Corporation has chosen to utilize employment agreements, which include change in control provisions, as an element of executive compensation primarily to promote retention, but also because employment agreements are often necessary to recruit qualified and experienced executive officers. Employment agreements including change in control provisions that provide for a lump sum payment ranging from 100% to 299% of an officer’s “base amount” (as such term is defined in Section 280G of the Internal Revenue Code of 1986) upon the occurrence of a “change in control” of the company following by a “termination event” affecting the officer are commonplace among North Carolina community banks and bank holding companies.

Employment agreements provide executive officers with assurance that their employment with the Corporation is viewed as a long-term proposition and that salary and benefits will be paid over a term of years (barring certain events, such as termination for cause) and also provide officers with assurance that their compensation will be protected in the event there is a change in control of the company. Business combination transactions are not uncommon in the financial services industry generally or among North Carolina community banks and bank holding companies specifically. As a result, employment agreements with change in control provisions have become standard among North Carolina banks and most executive officers demand such agreements as a condition of their employment.

Employment agreements utilized by the Corporation include non-compete agreements, which restrict an officer from competing against the company for a period of time in the event the officer leaves the employ of the company.

In 2004, New Century Bank entered into an Executive Supplemental Retirement Plan with John Q. Shaw, Jr. which provided for supplemental retirement income beginning at age 67 and continuing through age 79. This element of compensation was designed to encourage long-term retention and was provided to Mr. Shaw because he had substantial experience with the Corporation’s operations and had contributed significantly to the growth it has experienced since inception.

E.	How does the Corporation determine the amount of each element of compensation?

The Corporation currently utilizes the services of John B. Kuhn and Associates, Charlotte, North Carolina, a human resources consulting firm, to assist with research and consulting relevant to the establishment and administration of position evaluations, job grade classifications, and performance review criteria. In addition, the Corporation purchases annual surveys of community bank compensation packages.

In making grants of equity-based awards, the Corporation is limited to the pool of shares authorized by the shareholders for issuance upon the exercise of stock options under its stock option plans. All stock option plans of the Corporation have been approved by the shareholders and the pool of plan shares cannot be increased without further shareholder approval. Exercise prices for such stock options are set at fair market value as of the time of grant.

The Corporation’s chief executive officer and the Compensation Committee of the Board of Directors decide the timing, distribution and amount of all stock option grants. In determining the number of shares subject to the option, the contributions and responsibilities of the optionee are quantified in the form of a Performance Rating and a Job Grade and stock options are granted based on the guidelines contained in the matrix below, with the Compensation Committee having discretion to increase or decrease the number of shares covered by a particular option grant in its discretion (all executive officers currently fall within Job Grades 25-32).

Performance Review Rating	3		2.5		2		1.5		1
	Shares		Shares		Shares		Shares		Shares
Job Grade	From	To	From	To	From	To	From	To	From	To
18 – 20	0	500	500	1000	1000	1500	1500	2000	2000	2500
21 – 23	0	500	1000	1500	1500	2000	2000	2500	2500	3000
24 – 26	0	500	1500	2000	2000	2500	2500	3000	3000	3500
27 – 29	0	500	2000	2500	2500	3000	3000	3500	4000	4500
30 +	0	500	2500	3000	3000	3500	3500	4000	4500	5000

When stock options are granted, the strike price is based on the fair market value of the Corporation’s common stock at the time of the grant. The Corporation’s stock option plans require a vesting period of 3 or 5 years and, accordingly, all incentive stock options are granted with these vesting schedules. The life span of all stock options is limited to ten years by the terms of each of the stock option plans. The compensation committee routinely provides for a ten-year life span for stock options because it believes that this promotes employee retention, maximizes the effectiveness of stock options as an incentive tool and aligns management’s pecuniary interests with the long-term interests of shareholders.

For non-equity incentive compensation, the Corporation’s actual performance is calculated at the close of each annual accounting period and a non-equity incentive plan pool is established in an amount equal to 12.5% of pre-tax net income of each of the subsidiary banks. Executive officers with an assigned Job Grade of between 23 and 27 are eligible for an incentive bonus equal to up to 30% of their base salary amount and executive officers with a Job Grade of 28 or higher are eligible for an incentive bonus equal to up to 40% of their base salary amount, as illustrated in the following table

Job Grade	Percent of Salary
28-32	40.00
23-27	30.00
19-22	20.00
13-18	15.00
9-12	10.00
1-8	5.00

The amount of the bonus is determined based on the officer’s performance rating. Performance ratings range from 1 to 5, with 1 being the highest. Officers attaining a performance rating of 1 or 2 receive 100% of their maximum bonus amount, officers attaining a performance rating of 3 receive 75% of their maximum bonus amount and officers attaining below a 3 performance rating are not eligible for any incentive bonus.

The chief executive officer is responsible for assigning the performance ratings of all executive officers with the exception of himself. The Chairman of the Board of Directors assigns performance ratings for the chief executive officer.

Performance ratings are assigned based on attainment of goals. These goals are uniform for all executives to the extent that their individual performances must contribute to the ultimate goal of achieving profitability for the company. Individual goals are differentiated by the discrete functions of various departments. The measurement of whether or not each employee attains such goals is ultimately reflected in the performance rating.

The Corporation’s subsidiary banks have historically earned sufficient pre-tax net income to ensure that bonus pools can be established. During each year of the Corporation’s operations, the vast majority of employees, including executive officers, receive a sufficient performance rating to be eligible to receive a bonus. It is, therefore, very likely that not only executive officers, but all employees, will receive bonus compensation under the company’s non-equity incentive plan.

The Compensation Committee and the Board of Directors of the Company have the authority to increase or decrease any officer’s calculated non-equity incentive compensation in their sole discretion. Furthermore, such adjustments to incentive compensation are not required to be uniformly administered. The Compensation Committee has exercised its discretion to increase or decrease the non-equity incentive compensation payable to particular officers for prior years.

The Corporation has recently retained the consulting firm of Matthews Young & Associates, Inc., Hillsborough, North Carolina to survey, analyze and benchmark its executive compensation against similarly sized community banks and bank holding companies.

F.	How does each element of compensation, and the company’s decisions regarding that element, fit into the Corporation’s overall objectives and affect decisions regarding the other elements?

Base salary compensation is closely related to incentive compensation because base salary is used as a starting place in calculating non-equity incentive compensation. Therefore, any increase in base salary will increase the potential value of non-equity incentive compensation payments to the executive. Increases in base salary also have the effect, along with non-equity incentive compensation, of increasing the executive’s “base amount” under Section 280G of the Internal Revenue Code of 1986 and, as a result, increasing the overall amount of a change in control payment paid to the executive under the provisions of the executive’s employment agreement.

Higher job grades typically correlate with increased base salary compensation and also result in larger equity awards pursuant to the equity award schedule discussed elsewhere in this compensation discussion and analysis.

As stated previously, the company believes that it is prudent to compensate executive officers with a mix of incentive and non-incentive compensation. Too much emphasis on incentive compensation could result in management’s deployment of unnecessarily risky business strategies, which are not in the best interests of shareholders. Likewise, reliance on only non-incentive compensation would likely not provide optimal motivation to management to enhance shareholder value. Accordingly, the company believes that the mix of compensation elements it utilizes achieves a balance between incentive and non-incentive forms of compensation such that the management is incented to increase shareholder value in a safe and sound manner. The Corporation has not historically benchmarked total executive compensation, but intends to evaluate the implementation of this process during 2007.

Accounting and tax treatment for both the employer and the employees are considered in the administering of all incentive compensation plans. To the extent possible, and without compromising the profitability or integrity of the company, all incentive plans are structured to achieve maximum tax benefits for both parties. A specific example is the utilization of incentive stock options which qualify for favorable tax treatment under the Internal Revenue Code.

Report of the Compensation Committee

The Compensation Committee has discussed the Compensation Discussion and Analysis, and has recommended to the Board of Directors that that disclosure be included in this proxy statement.

This report is submitted by the Compensation Committee:

J. Gary Ciccone	Carlie C. McLamb
T.C. Godwin	C.L. Tart
Oscar N .Harris

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board of Directors is now, or formerly was, an officer or employee of the Corporation or any of its subsidiaries. The chief executive officer makes recommendations to the Committee regarding compensation of other executive officers and participates in the deliberations, but not the decisions, of the Committee regarding compensation of executive officers other than himself. He does not participate in the Committee’s discussions or decisions regarding his own compensation.

PROPOSAL 2: RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Dixon Hughes PLLC Certified Public Accountants, as the Corporation’s independent registered public accounting firm for 2007. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The Corporation has paid Dixon Hughes PLLC fees in connection with its assistance in the Corporation’s annual audit and review of the Corporation’s financial statements. From time to time, the Corporation engages Dixon Hughes PLLC to assist in other areas of financial planning.

The following table sets forth the fees billed by Dixon Hughes PLLC in various categories during 2006 and 2005.

AUDIT FEES

Category	2006	2005
Audit Fees(1)	$170,000	$50,469
Audit-Related Fees(2)	27,075	2,313
Tax Fees(3)	16,400	10,275
All Other Fees	-0-	- 0 -

Total Fees Paid	$213,475	$60,057

(1)	Includes fees paid or expected to be paid for audits of annual consolidated financial statements, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, report production assistance relating to said financial statements and related documents. For 2006, includes fees associated with preparation of a registration statement, prospectus and comfort letters in connection with fully underwritten public offering of common stock.
(2)	Includes fees paid for accounting consultations.
(3)	Includes fees paid for services relating to tax planning, preparation and compliance.

All services rendered by Dixon Hughes PLLC during 2006 were subject to pre-approval by the Audit Committee.

The Audit/Compliance Committee has considered whether Dixon Hughes PLLC’s provision of other non-audit services to the Corporation is compatible with maintaining independence of Dixon Hughes PLLC. The Audit/Compliance Committee has determined that it is compatible with maintaining the independence of Dixon Hughes PLLC.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 RATIFYING DIXON HUGHES PLLC AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

Report of the Audit/Compliance Committee

The Audit/Compliance Committee of the Corporation is responsible for receiving and reviewing the annual audit report of the Corporation’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Corporation’s internal audit program. The Audit/Compliance Committee assesses the performance and independence of the Corporation’s independent auditors and recommends their appointment and retention. The Audit/Compliance Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Corporation’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Corporation’s audit process in 2006, the Audit/Compliance Committee reviewed and discussed the audited financial statements with management. The Audit/Compliance Committee also discussed with the independent auditors, Dixon Hughes PLLC, all matters that are required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit/Compliance Committee received from Dixon Hughes PLLC disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Hughes PLLC their independence.

Based on the review and discussions above, the Audit/Compliance Committee (i) recommended to the Board that the audited financial statements be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2007.

This report is submitted by the Audit/Compliance Committee:

T.C.	Godwin
Oscar	N. Harris
John	McCauley

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2008 ANNUAL MEETING

It is anticipated that the 2008 Annual Meeting will be held on a date during April 2008. Any proposal of a shareholder which is intended to be presented at the 2008 Annual Meeting must be received by the Corporation at its main office in Dunn, North Carolina no later than December 31, 2007, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2008 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Corporation by February 15, 2008 for it to be timely received for consideration. The proxy holders will use their discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Corporation does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Brenda B. Bonner, Secretary, New Century Bancorp, Inc., 700 West Cumberland Street, Dunn, North Carolina 28334, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE CORPORATION’S 2006 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO LISA F. CAMPBELL, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, NEW CENTURY BANCORP, INC., 700 WEST CUMBERLAND STREET, DUNN, NORTH CAROLINA 28334, (910) 892-7080.

REVOCABLE PROXY

NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints J. Gary Ciccone, Oscar N. Harris and C. L. Tart, Jr. (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of New Century Bancorp, Inc. (the “Corporation”) held of record by the undersigned on April 27, 2007, at the Annual Meeting of Shareholders of the Corporation to be held at New Century Bank, 700 West Cumberland Street, Dunn, North Carolina, at 10:00 a.m. on May 30, 2007, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this Appointment of Proxy be voted as follows on the proposals listed below:

1.	ELECTION OF DIRECTORS: Proposal to elect three directors of the Corporation for terms of three years.

FOR all nominees listed below	WITHHOLD AUTHORITY
(except as indicated otherwise below).	to vote for all nominees listed below

NOMINEES:

J. Gary Ciccone

Carlie C. McLamb

C. L. Tart, Jr.

Instruction: To withhold authority to vote for one or more nominees, write that nominee’s name on the line below.

2.	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent registered public accounting firm for 2007.

FOR	AGAINST	ABSTAIN

3.	OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this Appointment of Proxy in accordance with their best judgment.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSAL 2 ABOVE. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE CORPORATION AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date: , 2007

(SEAL)
(Signature)
(SEAL)
(Signature, if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE

ENCLOSED ENVELOPE.

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